Exhibit 99

Dillard’s, Inc. Reports Fourth Quarter and Fiscal Year Results
Fourth Quarter Earnings per Share of $3.17 versus $2.71

LITTLE ROCK, Ark.--(BUSINESS WIRE)--February 23, 2015--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 52 weeks ended January 31, 2015. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

Highlights of the Company's fourth quarter performance include:

•	Earnings per share of $3.17 versus $2.71, an increase of 17%

•	A 3% increase in comparable store sales

•	A 103 basis point improvement in retail gross margin

Fourth Quarter Net Income

Dillard’s reported net income for the 13 weeks ended January 31, 2015 of $130.5 million, or $3.17 per share, compared to net income of $119.1 million, or $2.71 per share, for the prior year fourth quarter. Included in net income for the prior fourth quarter ended February 1, 2014 is an after-tax gain of $0.8 million ($0.02 per share) representing the reversal of asset impairment charges on a store held for sale.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, "We finished 2014 with our best sales performance of the year in the most important quarter. Our 3% sales increase was supported by a strong 103 basis point retail gross margin improvement, as customers responded well to our improved mix and service throughout the holiday season."

Fiscal Year Results

Highlights of the Company's fiscal year performance include:

•	Earnings per share of $7.79 versus $7.10, an increase of 10%

•	A 1% increase in comparable store sales

•	A 35 basis point improvement in retail gross margin

•	Cash flow from operations of $611.6 million versus $501.7 million

•	Returned $300.8 million to shareholders in the form of share purchases and dividends

•	Authorized an additional $500 million in share repurchases (November 2014)

Fiscal Year Net Income

Dillard’s reported net income for the 52 weeks ended January 31, 2015 of $331.9 million, or $7.79 per share, compared to net income of $323.7 million, or $7.10 per share, for the prior year 52-week period. Included in net income for the current 52-week period is a net after-tax gain of $3.8 million ($0.09 per share) related to the sale of a store location.

Included in net income for the prior 52-week period ended February 1, 2014 is a net after-tax gain totaling $5.1 million ($0.11 per share) comprised of the following three items:

•	A $7.6 million after-tax gain ($0.17 per share) related to the sale of an investment

•	A $1.0 million after-tax gain ($0.02 per share) related to a pension adjustment

•	After-tax asset impairment and store closing charges of $3.5 million ($0.08 per share)

Net Sales - 13 Weeks

Net sales for the 13 weeks ended January 31, 2015 were $2.136 billion and $2.034 billion for the 13 weeks ended February 1, 2014. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total merchandise sales (which exclude CDI) for the 13-week period ended January 31, 2015 were $2.068 billion and $2.013 billion for the 13-week period ended February 1, 2014. Total merchandise sales increased 3% for the 13-week period ended January 31, 2015. Sales in comparable stores for the period increased 3%.

Sales trends were notably strong in the ladies' apparel and shoes categories followed by juniors' and children's apparel. Sales were weakest in the home and furniture category. Sales trends were strongest in the Central region, followed by the Eastern and Western regions, respectively.

Net Sales - Fiscal Year

Net sales for the 52 weeks ended January 31, 2015 were $6.621 billion and $6.532 billion for the 52 weeks ended February 1, 2014. Total merchandise sales for the 52-week period ended January 31, 2015 were $6.490 billion and $6.439 billion for the 52-week period ended February 1, 2014. Total merchandise sales increased 1% for the 52-week period ended January 31, 2015. Sales in comparable stores for the period also increased 1%.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) improved 103 basis points of sales for the 13 weeks ended January 31, 2015 compared to the prior year fourth quarter. The improvement resulted primarily from decreased markdowns. Consolidated gross margin for the 13 weeks ended January 31, 2015 improved 35 basis points of sales compared to the prior year fourth quarter.

Gross margin from retail operations improved 35 basis points of sales for the 52 weeks ended January 31, 2015 compared to the prior 52 weeks ended February 1, 2014. The improvement resulted primarily from increased markups. Consolidated gross margin for the 52 weeks ended January 31, 2015 improved 14 basis points of sales compared to the prior 52 weeks ended February 1, 2014.

Inventory increased 2% at January 31, 2015 compared to February 1, 2014.

Selling, General & Administrative Expenses

Selling, general and administrative expenses ("operating expenses") were $457.5 million (21.4% of sales) and $439.2 million (21.6% of sales) during the 13 weeks ended January 31, 2015 and February 1, 2014, respectively. Operating expenses from retail operations increased 34 basis points of sales to $456.5 million (22.1%) during the 13 weeks ended January 31, 2015 from $437.7 million (21.7%) during the 13 weeks ended February 1, 2014, primarily driven by increased selling payroll, insurance and supplies expense, partially offset by decreased advertising expense.

Operating expenses were $1.664 billion (25.1% of sales) and $1.632 billion (25.0% of sales) during the 52 weeks ended January 31, 2015 and February 1, 2014, respectively. The increase of $31.9 million during the year was primarily driven by increased selling payroll expense partially offset by decreased advertising expense.

Share Repurchase

During the 52 weeks ended January 31, 2015, the Company repurchased $290.4 million (2.8 million shares) of Class A Common Stock at an average price of $104.44 per share under the Company’s March 2013 and November 2013 Stock Plans, which completed the authorization under these plans. Remaining authorization under the Company's November 2014 Stock Plan was $500.0 million at January 31, 2015.

Total shares outstanding (Class A and Class B Common Stock) at January 31, 2015 and February 1, 2014 were 41.2 million and 43.9 million, respectively.

Store Information

During fiscal 2014, Dillard's opened two new stores in Las Vegas, Nevada at The Shops at Summerlin (200,000 square feet) and Sarasota, Florida at The Mall at University Town Center (180,000 square feet). Both stores opened during the third quarter. During the fourth quarter, the Company closed its Southgate Mall location in Sarasota, Florida (90,000 square feet).

During fiscal 2015, Dillard's plans to open three new stores:

		Square	Projected
Center	City	Footage	Open Month
Fashion Place	Murray, Utah	200,000*	August
Fremaux Town Center	Slidell, Louisiana	126,000	October
Liberty Center	Cincinnati, Ohio	155,000	October
*replaces 180,000 square feet

At January 31, 2015, the Company operated 277 Dillard’s locations and 20 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at January 31, 2015 was 50.5 million.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				52 Weeks Ended
	January 31, 2015		February 1, 2014		January 31, 2015		February 1, 2014
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$2,135.5	100.0%	$2,034.0	100.0%	$6,621.1	100.0%	$6,531.6	100.0%
Service charges and other income	44.1	2.1	44.7	2.2	159.1	2.4	160.1	2.5
	2,179.6	102.1	2,078.7	102.2	6,780.2	102.4	6,691.7	102.5

Cost of sales	1,432.7	67.1	1,371.7	67.4	4,272.6	64.5	4,223.7	64.7
Selling, general and administrative expenses	457.5	21.4	439.2	21.6	1,663.9	25.1	1,632.0	25.0
Depreciation and amortization	63.9	3.0	61.2	3.0	250.7	3.8	255.5	3.9
Rentals	9.5	0.4	9.8	0.5	27.0	0.4	26.8	0.4
Interest and debt expense, net	15.7	0.7	16.2	0.8	61.3	0.9	64.5	1.0
(Loss) gain on disposal of assets	(0.3)	0.0	—	0.0	6.1	0.1	12.4	0.2
Asset impairment and store closing charges	—	0.0	(1.2)	(0.1)	—	0.0	5.4	0.1
Income before income taxes and income on and equity in losses of joint ventures	200.0	9.4	181.8	8.9	510.8	7.7	496.2	7.6
Income taxes	69.5		62.7		179.5		173.4
Income on and equity in losses of joint ventures	—	0.0	—	0.0	0.6	0.0	0.9	0.0
Net income	$130.5	6.1%	$119.1	5.9%	$331.9	5.0%	$323.7	5.0%

Basic and diluted earnings per share	$3.17		$2.71		$7.79		$7.10
Basic and diluted weighted average shares	41.2		43.9		42.6		45.6

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	January 31, 2015	February 1, 2014
Assets
Current Assets:
Cash and cash equivalents	$403.8	$237.1
Restricted cash	7.3	—
Accounts receivable	56.5	30.8
Merchandise inventories	1,374.5	1,345.3
Other current assets	46.3	46.9
Total current assets	1,888.4	1,660.1

Property and equipment, net	2,029.2	2,134.2
Other assets	252.5	256.4

Total Assets	$4,170.1	$4,050.7

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$730.4	$640.3
Current portion of long-term debt and capital leases	0.8	0.8
Federal and state income taxes including current deferred taxes	154.1	137.2
Total current liabilities	885.3	778.3

Long-term debt and capital leases	620.7	621.5
Other liabilities	250.5	228.5
Deferred income taxes	194.3	230.2
Subordinated debentures	200.0	200.0
Stockholders' equity	2,019.3	1,992.2

Total Liabilities and Stockholders' Equity	$4,170.1	$4,050.7

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	52 Weeks Ended
	January 31, 2015	February 1, 2014
Operating activities:
Net income	$331.9	$323.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	252.3	257.2
Deferred income taxes	(30.9)	(7.3)
Gain on disposal of assets	(6.1)	(12.4)
Asset impairment and store closing charges	—	5.4
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(25.7)	0.7
Increase in merchandise inventories	(29.1)	(50.7)
Decrease (increase) in other current assets	1.4	(4.3)
Decrease in other assets	1.0	3.8
Increase (decrease) in trade accounts payable and accrued expenses and other liabilities	104.9	(21.8)
Increase in income taxes payable	11.9	7.4
Net cash provided by operating activities	611.6	501.7

Investing activities:
Purchase of property and equipment	(151.9)	(94.9)
Proceeds from disposal of assets	14.8	18.3
Increase in restricted cash	(7.3)	—
Distribution from joint venture	1.1	—
Net cash used in investing activities	(143.3)	(76.6)

Financing activities:
Principal payments on long-term debt and capital lease obligations	(0.8)	(1.7)
Cash dividends paid	(10.4)	(7.4)
Purchase of treasury stock	(290.4)	(301.6)
Issuance cost of line of credit	—	(1.4)
Net cash used in financing activities	(301.6)	(312.1)

Increase in cash and cash equivalents	166.7	113.0
Cash and cash equivalents, beginning of period	237.1	124.1
Cash and cash equivalents, end of period	$403.8	$237.1

Non-cash transactions:
Accrued capital expenditures	$12.1	$9.8
Stock awards	2.8	2.7

Estimates for 2015
The Company is providing the following estimates for certain financial statement items for the fiscal year ending January 30, 2016 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2015	2014
	Estimated	Actual
Depreciation and amortization	$250	$251
Rentals	25	27
Interest and debt expense, net	61	61
Capital expenditures	160	152

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar  nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 1, 2014, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Bull
501-376-5965
julie.bull@dillards.com